Exhibit 10.2

ACKNOWLEDGEMENT

Taylor Capital Group, Inc. (the “Company”) has commenced a private placement that includes the placement of up to 1,500,000 shares of 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred”). On or before the date hereof, each of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (collectively, the “Prairie Capital Funds”) agreed to acquire shares of Series C Preferred in this private placement as more fully set forth on the signature page to that certain securities purchase agreement, dated as of May 21, 2010, by among the Company and the investors set forth therein (the “Securities Purchase Agreement”).

Notwithstanding anything in the Securities Purchase Agreement to the contrary, the Prairie Capital Funds shall be entitled to reduce their aggregate commitment pursuant thereto by providing written notice to the Company prior to the Closing (as defined in the Securities Purchase Agreement) to the extent that the Prairie Capital Funds determine in good faith that the performance of their obligations under the Securities Purchase Agreement would violate any federal or state law, rule or regulation and/or subject either of the Prairie Capital Funds or any of their respective affiliates to regulation as a bank holding company under the Bank Holding Company Act of 1956. Any reduction in such commitment shall reduce the number of Preferred Shares the Prairie Capital Funds are required to purchase pursuant to the Securities Purchase Agreement. Notwithstanding anything in Section 7(d) of the Securities Purchase Agreement to the contrary, this Acknowledgement shall be a part of and not be superceded by the Securities Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of May 21, 2010.

TAYLOR CAPITAL GROUP, INC.

By:	/S/ MARK A. HOPPE
Name: Mark A. Hoppe
Title: Chief Executive Officer